Exhibit 99.5

December 15, 2011

Dear SonoSite Colleagues

I’m delighted to be able to communicate with you today. As you are aware, FUJIFILM Holdings Corporation and SonoSite have announced that we have entered into an agreement whereby Fujifilm plans to join forces with SonoSite through a tender offer to buy all of SonoSite’s shares. I believe this is a very exciting milestone for both of our companies as we are working towards improving medical diagnostics and care quality for patients worldwide.

As you may know, Fujifilm has its roots in Japan, where it was established in 1934 and developed a business mainly focused on photographic sensitive materials including X-ray film. In response to the rapid digitalization that started at the beginning of the 21th century, we have boldly reinvented ourselves to become a globally active diversified technology company and expanded into other priority business fields ranging from healthcare to highly functional materials to document solutions.

Fujifilm’s medical business started with X-ray film in 1936 and in recent years moved beyond the X-ray film and digital X-ray diagnostic system to medical imaging and information management systems, endoscopy, radiopharmaceuticals as well as functional foods. Today, our medical systems business is a key strategic pillar for the company’s future growth as we strive to become a comprehensive healthcare group.

We have long respected your work at SonoSite and your ability to identify the real needs of medical professionals at the forefront of medical diagnosis and care and your remarkable capability to develop the products that address those needs in a short time.

We are very pleased to have the opportunity to work together with such a talented team. My colleagues and I at Fujifilm are particularly excited by the prospects of combining SonoSite’s advanced technologies and creativity with Fujifilm’s high-quality imaging technologies to drive technological innovation and develop next generation medical imaging solutions. Together with you, we see ample opportunities to explore new markets and successfully expand our business.

SonoSite will continue to be managed by its current leadership, who will play a key role in driving the business’ future growth. In line with the Fujifilm Corporate Philosophy, I am confident that SonoSite will be able to accelerate the development of “only one” and “number one” products and actively pursue further growth opportunities. Your contribution is highly appreciated in this regard.

I look forward to welcoming you officially to the Fujifilm group upon successful completion of this transaction. Together we can enter a very bright future.

Yours sincerely,

Shigetaka Komori
President and CEO
FUJIFILM Holdings Corporation

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This announcement contains certain “forward-looking statements” concerning Fujifilm and SonoSite. These forward-looking statements may be identified by words such as ‘believes’, ‘expects’, ‘anticipates’, ‘projects’, ‘intends’, ‘should’, ‘seeks’, ‘estimates’, future’ or similar expressions or by discussion of, among other things, strategy, goals, plans or intentions.  The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Many of these risks and uncertainties relate to factors that are beyond the companies’ abilities to control or estimate precisely, such as future market conditions, the behaviors of other market participants, the effects of the transaction making it more difficult to maintain existing relationships with employees, customers or business partners, and other business effects, including the effects of industry, economic or political conditions, and therefore undue reliance should not be placed on such statements. Examples of forward-looking statements in this press release include, but are not limited to, statements regarding the proposed acquisition of SonoSite by Fujifilm, such as: the timing of the tender offer and the merger; results of the review of the transaction by regulatory agencies, and any conditions imposed in connection with consummation of the transaction; approval of the transaction by the shareholders of SonoSite; and satisfaction of various other conditions to the closing of the transaction. Actual results may differ materially from those in the forward-looking statements. For information regarding other related risks, please see the “Risk Factors” section of SonoSite’s filings with the Securities and Exchange Commission (the “SEC”), including its most recent filings on Form 10-K and Form 10-Q.  SonoSite and Fujifilm assume no obligation to update these forward-looking statements, except as required pursuant to applicable law.

NOTE TO INVESTORS

The tender offer to purchase shares of SonoSite common stock referenced in this press release has not yet commenced, and this press release is neither an offer to purchase, nor a solicitation of an offer to sell, any securities. The tender offer to purchase shares of SonoSite common stock will be made only pursuant to a Tender Offer Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer (the “Tender Offer Statement”), which Fujifilm will file with the SEC and mail to SonoSite stockholders.  At the time the tender offer is commenced, SonoSite will file a Solicitation / Recommendation Statement on Schedule 14D-9 with respect to the tender offer (the “Recommendation Statement”).  Investors and security holders of SonoSite are advised to read the Tender Offer Statement and Recommendation Statement carefully when they become available, before making any investment decision with respect to the tender offer because they will contain important information about the tender offer.  Investors and security holders of SonoSite also are advised that they may obtain free copies of the Tender Offer Statement and other documents filed by Fujifilm with the SEC (when these documents become available) and the Recommendation Statement and other documents filed by SonoSite (when these documents become available) on the SEC’s website at http://www.sec.gov.  In addition, free copies of the Tender Offer Statement and related materials may be obtained (when these documents become available) from Fujifilm’s website at http://www.fujifilmholdings.com/en/investors/index.html; and free copies of the Recommendation Statement and related materials may be obtained (when these documents become available) from SonoSite by written request to Investor Relations, 21919 30th Drive S.E., Bothell, Washington 98021.